SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                                Activision, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    004930202
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                                 (CUSIP Number)

                                  April 1, 1999
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            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004930202                                            Page 2 of 7 pages
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(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Louis J.K.J. Reytenbagh
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|X|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    Netherlands
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        -0-

    (6) Shared voting power:
        1,362,500

    (7) Sole dispositive power:
        -0-

    (8) Shared dispositive power:
        1,362,500

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(9) Aggregate amount beneficially owned by each reporting person.

     1,362,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
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(11) Percent of class represented by amount in Row 9.

     5.07%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 004930202                                            Page 3 of 7 pages
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(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Yvonne M.A. Hillen-Reytenbagh
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Netherlands
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        -0-

    (6) Shared voting power:
        1,362,500

    (7) Sole dispositive power:
        -0-

    (8) Shared dispositive power:
        1,362,500

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,362,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     5.07%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 004930202                                            Page 4 of 7 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Moonmouth Co. S.A.

    I.R.S. Identification No.: NOT APPLICABLE
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    British Virgin Islands
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        -0-

    (6) Shared voting power:
        1,362,500

    (7) Sole dispositive power:
        -0-

    (8) Shared dispositive power:
        1,362,500

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,362,500
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     5.07%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

                                      * * *

Item 1(a). Name of Issuer:

           Activision, Inc.
           ---------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

           3100 Ocean Park Drive
           Suite 1000
           Santa Monica, California
           ---------------------------------------------------------------------

Item 2(a). Name of Person Filing:

           (1)   Louis J.K.J. Reytenbagh
           (2)   Yvonne M.A. Hillen-Reytenbagh
           (3)   Moonmouth Co. S.A.
           ---------------------------------------------------------------------


                                  Page 5 of 7 pages

Item 2(b). Address of Principal Business Office or, if None, Residence:

           21 Avenue Princesse Grace
           MC 98000 Monaco
           ---------------------------------------------------------------------

Item 2(c). Citizenship:

           (1)   Netherlands
           (2)   Netherlands
           (3)   British Virgin Islands
           ---------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

           Common Stock
           ---------------------------------------------------------------------

Item 2(e). CUSIP Number:

           004930202
           ---------------------------------------------------------------------

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b), or
           (c), Check Whether the Person Filing is a:

           THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c).
           ---------------------------------------------------------------------

Item 4.    Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            1,362,500
            --------------------------------------------------------------------

      (b)   Percent of class:

            5.07%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:


                                  Page 6 of 7 pages

      (i)   Sole power to vote or to direct the vote                         -0-

      (ii)  Shared power to vote or to direct the vote                1,362,500

      (iii) Sole power to dispose or to direct the disposition of            -0-

      (iv)  Shared power to dispose or to direct the disposition of   1,362,500

Item 5.     Ownership of Five Percent or Less of a Class.

            NOT APPLICABLE
            --------------------------------------------------------------------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            NOT APPLICABLE
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            NOT APPLICABLE
            --------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

            NOT APPLICABLE
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

            NOT APPLICABLE
            --------------------------------------------------------------------

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Page 7 of 7 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          May 12, 1999
                                          -----------------------------------
                                                      (Date)

                                          /s/ Louis J.K.J. Reytenbagh
                                          -----------------------------------
                                                      (Signature)

                                          Louis J.K.J. Reytenbagh
                                          -----------------------------------
                                                      (Name)
                                          May 12, 1999
                                          -----------------------------------
                                                      (Date)

                                          /s/ Yvonne M.A. Hillen-Reytenbagh
                                          -----------------------------------
                                                      (Signature)

                                          Yvonne M.A. Hillen-Reytenbagh
                                          -----------------------------------
                                                      (Name)
                                          May 12, 1999
                                          -----------------------------------
                                                      (Date)

                                          MOONMOUTH CO. S.A.

                                          By: /s/ Louis J.K.J. Reytenbagh
                                              -------------------------------
                                                      (Signature)

                                           Louis J.K.J. Reytenbagh, Director
                                           ----------------------------------
                                                     (Name/Title)